Exhibit 99.1

Contact

Susan W. Specht

Director, Corporate Communications

(206) 442-6592

FOR IMMEDIATE RELEASE

ZymoGenetics Reports Fourth Quarter and Year End 2009 Financial Results

– Revised strategy reduces costs and focuses company on key corporate assets –

– Solid year-end cash position strengthened further by January 2010 stock offering –

Seattle, February 11, 2010 – ZymoGenetics, Inc. (NASDAQ:ZGEN) today reported its financial results for the fourth quarter and year ended December 31, 2009. For the fourth quarter, the company had net income of $13.6 million, or $0.19 per diluted share, compared to a net loss of $9.2 million, or $0.13 per share, for the same quarter in the prior year. For the full year 2009, the company reported a net loss of $43.0 million, or $0.62 per share, compared to a net loss of $116.2 million, or $1.69 per share, for the prior year. The profitable fourth quarter of 2009 resulted from the one-time recognition of $34.4 million of previously deferred revenue triggered by amendments to the RECOTHROM® Thrombin, topical (Recombinant) license and co-promotion agreements with Bayer. The decrease in the net loss for the full year was attributable to increased license and collaboration revenues from the PEG-Interferon lambda collaboration with Bristol-Myers Squibb; the recognition of deferred revenue resulting from the amendments to the Bayer agreements; increased RECOTHROM sales, which tripled versus the prior year; and reduced research and development expenses.

As of December 31, 2009, the company had $174.1 million of cash, cash equivalents and short-term investments. In addition, on January 12, 2010, the company issued and sold 16.1 million shares of its common stock in an underwritten public offering, which resulted in net proceeds to the company of $90.9 million.

“During 2009 we made significant changes to solidify our future and to maximize shareholder value by focusing on our most valuable assets where we have a significant ownership position. We significantly reduced our cost structure by aggressively restructuring the organization and solidified our cash position by entering into new collaborations,” said Douglas E. Williams, Ph.D., Chief Executive Officer of ZymoGenetics. “RECOTHROM sales and market share are continuing to grow, and we expect RECOTHROM to become cash flow positive later this year. The clinical data generated and presented for PEG-Interferon lambda to date further validate the potential of this novel HCV product candidate. In addition, in IL-21 and IL-31 mAb, we have two novel product candidates intended to address unmet needs in large markets.”

Financial Results

Revenues for the full year 2009 were $137.0 million compared to $74.0 million for the prior year. For fourth quarter of 2009, revenues were $62.1 million compared to $36.0 million for the fourth quarter of 2008. The annual and fourth quarter increases were primarily due to incremental revenue from the Bristol-Myers Squibb collaboration, deferred revenue recognized related to the Bayer amendments, and increased RECOTHROM revenue.

RECOTHROM net sales were $29.6 million for the full year 2009 and $10.6 million for the fourth quarter of 2009. The reported amounts include fourth quarter product sales to Bayer of $1.4 million to supply the launch in Canada following Canadian marketing approval in December 2009. Excluding sales to Bayer, fourth quarter net sales into the U.S. hospital distribution channel were $9.2 million. Fourth quarter market share, based on sales to hospitals, was estimated at approximately 17% of stand-alone thrombin sales, compared to approximately 7% in the fourth quarter of 2008.

Collaboration and license revenues were $106.1 million for the full year 2009 and $51.2 million for the fourth quarter of 2009, compared to $58.9 million and $29.9 million, respectively, for the same periods in 2008. The increases were primarily attributable to revenues from the PEG-Interferon lambda collaboration with Bristol-Myers Squibb, which became effective in March 2009, and the fourth quarter 2009 recognition of $34.4 million of previously deferred revenue resulting from the December 2009 amendments to the Bayer license and co-promotion agreements. These 2009 increases would have been larger if not for $21.0 million of fourth quarter 2008 revenue from an Ig fusion license granted to Bristol-Myers Squibb.

Cost of product sales decreased as a percentage of net sales for the full year and fourth quarter of 2009 primarily due to the $4.2 million reserve for obsolescence recorded in the fourth quarter of 2008. In addition, fourth quarter 2009 sales of RECOTHROM to Bayer, which have a low gross margin, impacted the cost of product sales percentage. In the fourth quarter of 2009, cost of product sales for U.S. sales was $2.2 million and the cost of product sales to Bayer was $1.3 million.

Research and development expenses for the full year 2009 decreased to $99.2 million, from $126.7 million in 2008, and for the fourth quarter of 2009, these expenses were $24.0 million compared to $24.2 million for the same quarter in the prior year. For the full year 2009, the decrease was primarily attributable to reduced salary and benefit costs resulting from the headcount reduction that occurred in April 2009 and reduced development costs resulting from the restructuring of the atacicept collaboration with Merck Serono in August 2008. For the fourth quarter of 2009, the decrease was primarily due to reduced salary and benefit costs, partially offset by severance costs associated with the headcount reduction that occurred in December 2009.

Selling, general and administrative expenses in 2009 were $62.2 million for the full year and $16.8 million for the fourth quarter, which compares to $60.2 million for the prior year and $14.6 million for the prior year fourth quarter. The primary factor driving the annual increase was incremental commissions paid to Bayer on U.S. sales of RECOTHROM, partially offset by reduced legal fees. For the fourth quarter of 2009, the increase was primarily due to higher commissions paid to Bayer and increased patent and legal fees.

Net other income (expense) in 2009 totaled $11.3 million of expense compared to $2.4 million of income for 2008. The income in 2008 resulted from a land sale that generated a $7.1 million gain. For the fourth quarter of 2009, the net expense was $4.2 million compared to $1.7 million for the fourth quarter of 2008. Besides the effect of the land sale, the primary drivers of increased net expense for both the year and the fourth quarter were reduced investment income due to lower invested balances and lower rates of return on those invested balances; increased interest expense associated with the Deerfield Management debt facility, under which $25.0 million was drawn down in November 2008; and a $1.6 million write down of asset-backed securities in the fourth quarter of 2009 due to deterioration in the underlying collateral.

Business Highlights

ZymoGenetics recent business highlights included the following:

Corporate Restructuring

In December 2009, the company completed its corporate restructuring effort, initiated in the second quarter of 2009, reducing headcount by 52 additional positions for an overall 42% reduction in workforce. In total, expenses will be reduced by a total of approximately $40 million per year. The company discontinued its immunology discovery research and will now focus on its most valuable commercial and development stage assets in which it has significant ownership positions.

PEG-Interferon lambda

The company presented Phase 1b final results for PEG-Interferon lambda in patients with hepatitis C in November 2009. Clinically significant antiviral activity was observed at all dose levels tested in both relapse and treatment naïve HCV patients. Minimal constitutional symptoms or hematologic effects were observed with PEG-Interferon lambda given as a single agent or in combination with ribavirin. In October 2009, in collaboration with partner Bristol-Myers Squibb, the company initiated a Phase 2 clinical trial in hepatitis C treatment-naïve patients.

RECOTHROM

RECOTHROM sales increased in the fourth quarter to $9.2 million, while hospital unit demand increased by approximately 18% compared to the third quarter of 2009. The company’s estimated share of the stand-alone thrombin market was approximately 17% in the fourth quarter of 2009, up from approximately 14% in the previous quarter.

In December, the company announced that Bayer received approval to market RECOTHROM in Canada and that Bayer had voluntarily withdrawn the Marketing Authorization Application for RECOTHROM in Europe. The company restructured its RECOTHROM U.S. co-promotion and ex-U.S. license and collaboration agreements with Bayer Schering Pharma AG and Bayer HealthCare. Effective January 1, 2010, the company regained full promotion rights in the United States and all ex-U.S. rights except in Canada, where Bayer will market and sell the product.

Interleukin-21 mAb

In December 2009, the company licensed intellectual property rights to IL-21 antibodies outside North America to Novo Nordisk for an upfront payment of $24.0 million and $157.5 million in potential milestone payments. The company retained an option to fund a portion of Phase 3 clinical development costs in exchange for an increased royalty rate on U.S. sales and U.S. co-promotion rights.

Outlook for 2010

The company announced the following anticipated clinical and business objectives for 2010:

PEG-Interferon lambda:

•	Complete enrollment of approximately 55 patients in Part A of the Phase 2 study in chronic Hepatitis C infection

•	Present 4 week and 12 week results from Part A of the Phase 2 study

•	Initiate Part B of the Phase 2 study in up to 600 patients

RECOTHROM:

•	Continue to generate increasing market penetration from quarter to quarter

•	Reach net sales level that will begin to generate positive net cash flow from commercial operations

IL-21:

•	Begin a randomized study in approximately 80 first line metastatic melanoma patients

•	Present final Phase 2a results in metastatic melanoma, including progression-free survival and overall survival data

IL-31 mAb

•	Complete manufacturing to support Phase 1 testing

•	Begin IND-enabling toxicology studies

2010 Financial Expectations

The company announced the following guidance for 2010:

•	Total revenues are expected to be $125-140 million.

•	Net RECOTHROM sales are expected to be $48-54 million.

•	Costs of product sales are expected to be approximately 28-30% of net sales.

•	Research and development expense is expected to be $75-85 million.

•	Total operating expenses are expected to be $145-155 million, including approximately $10 million of noncash stock-based compensation expense.

•	Net loss is expected to be $20-35 million, or $0.23-0.41 per share.

•	Cash and investments at December 31, 2010 is expected to be in excess of $140 million.

Conference Call and Webcast Information

ZymoGenetics Fourth Quarter and Year-End 2009 Financial Results Conference Call will be held on February 11, 2010 at 4:30 p.m. Eastern Time and may be accessed at www.zymogenetics.com or by dialing (877) 407-0778 (International:(201) 689-8565.) Participants should dial in to the call approximately 10 minutes prior to the scheduled start time to register. A live audio webcast and slide presentation can be accessed by going to: www.zymogenetics.com. The webcast will be archived for 60 days.

For replay, please visit www.zymogenetics.com or use the following information:

•	U.S. callers: (877) 660-6853

•	International callers: (201) 612-7415

Replay passcode account #: 286

Conference ID #: 344114

About ZymoGenetics

ZymoGenetics is a biopharmaceutical company focused on the development and commercialization of therapeutic proteins for the treatment of human diseases. In the past, ZymoGenetics has conducted extensive discovery research to identify potential product candidates, with a primary focus in autoimmune disorders and oncology. After a series of strategic initiatives undertaken in 2008 and 2009, ZymoGenetics is now focused on developing and commercializing a limited number of product candidates, which it believes have substantial medical and commercial potential. ZymoGenetics has developed and is marketing RECOTHROM® Thrombin, topical (Recombinant) in the United States. ZymoGenetics has two product candidates in clinical development: PEG-Interferon lambda, being studied in collaboration with Bristol Myers Squibb (BMS) for treatment of hepatitis C virus (HCV) infection, and IL-21, being tested by ZymoGenetics as a potential treatment for metastatic melanoma. In addition, ZymoGenetics has an anti-IL-31 monoclonal antibody in preclinical development, which it expects to test initially as a treatment for atopic dermatitis. Several of the product candidates previously identified through ZymoGenetics’ discovery research efforts have been licensed to and are being developed by third parties, including Merck Serono and Novo Nordisk. ZymoGenetics is eligible to receive milestone payments and royalties related to these assets. For further information, visit www.zymogenetics.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the information available to ZymoGenetics management as of February 11, 2010. These statements are not guarantees of future performance and involve many risks and uncertainties. ZymoGenetics actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven product sales and marketing, manufacturing and commercialization capabilities, strategic partnering activities, product safety, clinical trials and results, regulatory oversight, intellectual property claims and litigation, the continuing global economic uncertainty and other risks detailed in ZymoGenetics public filings with the Securities and Exchange Commission from time to time, including ZymoGenetics most recent Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Reports on Form 10-Q. Except as required by law, ZymoGenetics does not undertake any duty to update any forward-looking statements or other statements in this press release.

ZYMOGENETICS, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve months Ended December 31,
	2009	2008	2009	2008
Revenue:
Product sales, net	$10,597	$4,650	$29,596	$8,779
Royalties	271	1,459	1,307	6,290
Collaborations and licenses	51,231	29,910	106,069	58,920

Total revenues	62,099	36,019	136,972	73,989

Costs and expenses:
Costs of product sales	3,530	4,678	7,631	5,672
Research and development	23,971	24,154	99,194	126,678
Selling, general and administrative	16,804	14,618	62,202	60,238

Total costs and expenses	44,305	43,450	169,027	192,588

Income (loss) from operations	17,794	(7,431)	(32,055)	(118,599)
Other income (expense), net	(4,225)	(1,745)	(11,289)	2,358

Net income (loss) before income taxes	13,569	(9,176)	(43,344)	(116,241)
Income tax benefit	—	—	363	—

Net income (loss)	$13,569	$(9,176)	$(42,981)	$(116,241)

Basic net income (loss) per share	$0.20	$(0.13)	$(0.62)	$(1.69)

Diluted net income (loss) per share	$0.19	$(0.13)	$(0.62)	$(1.69)

Weighted-average number of shares used in computing basic net income (loss) per share	69,294	68,734	69,069	68,696

Weighted average number of shares used in computing diluted net income (loss) per share	70,386	68,734	69,069	68,696

BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2009	December 31, 2008
Current assets:
Cash, cash equivalents and short-term investments	$174,130	$89,887
Inventory	63,024	28,241
Other current assets	12,715	14,828
Property and equipment, net	58,565	63,676
Deferred financing costs, net	5,172	6,726
Other assets	5,690	6,688

Total assets	$319,296	$210,046

Current liabilities:
Accounts payable and accrued liabilities	$39,227	$22,496
Deferred revenue	40,484	34,472
Collaboration obligation	60,105	—
Lease obligations	67,563	67,366
Collaboration obligation, non-current	15,854	—
Debt obligation	25,000	25,000
Deferred revenue, non-current	63,899	33,374
Other long-term liabilities	11,122	3,979
Shareholders’ equity (deficit)	(3,958)	23,359

Total liabilities and shareholders’ equity	$319,296	$210,046